Exhibit 99.2

Contact:
David Fraser / Corey Henry
Philip Morris International
T. +41 79 843 8603 / +1 (202) 679 7296
E. David.Fraser@pmi.com / Corey.Henry@pmi.com

Philip Morris International Appoints Business Accelerator Dessi Temperley to its Board of Directors

LAUSANNE, Switzerland — December 10, 2021 — Philip Morris International Inc. (PMI) (NYSE: PM) today announced that on December 6, 2021, its Board of Directors appointed a new member, Ms. Dessislava (“Dessi”) Temperley.

Dessi Temperley is a former global public company CFO with more than 25 years of experience across a variety of sectors, working for several blue-chip multinationals. She has a proven track record of delivering strategic change with strong operational leadership resulting in superior financial results, most recently as Group CFO and Executive Board Member of Beiersdorf AG. Prior to this, she held several senior positions at Nestlé. She is also a non-executive member of the Board of Directors for Coca-Cola Europacific Partners, Corbion and Cimpress.

André Calantzopoulos, PMI Executive Chairman, commended Temperley on the appointment, and said, “We are pleased to have Dessi Temperley join the Philip Morris International Board of Directors. She brings extensive experience with financial planning and strategy, M&A and reporting to drive our business performance, and help navigate the increasing pace and scale of PMI’s continued evolution toward delivering a smoke-free future and beyond.”

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, versions of PMI's IQOS Platform 1 device and consumables have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn products, nicotine-containing vapor products and oral nicotine products. As of September 30, 2021, PMI's smoke-free products are available for sale in 70 markets in key cities or nationwide, and PMI estimates that approximately 14.9 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
# # #